                               OFFER TO EXCHANGE

                     EACH OUTSTANDING SHARE OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                               GUEST SUPPLY, INC.
                                      FOR

                             SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF

                               SYSCO CORPORATION
    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY
             TIME, ON MARCH 5, 2001, UNLESS THE OFFER IS EXTENDED.

                                                                February 5, 2001

To Our Clients:

     Enclosed for your consideration are the preliminary Prospectus, dated February 5, 2001 (the "Prospectus"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Sysco Food Services of New Jersey, Inc. ("Purchaser"), a Delaware corporation and wholly owned subsidiary of Sysco Corporation, a Delaware corporation ("SYSCO"), to exchange shares of SYSCO common stock, par value $1.00 per share (the "SYSCO Common Shares"), for each outstanding share of common stock, no par value, including the associated preferred stock purchase rights (the "Guest Supply Shares"), of Guest Supply, Inc., a New Jersey corporation ("Guest Supply"). The Offer is being made in connection with the Merger Agreement and Plan of Reorganization dated as of January 22, 2001 (the "Merger Agreement") among SYSCO, Purchaser and Guest Supply. The Merger Agreement provides, among other things, that following the completion of the Offer and the satisfaction or waiver, if permissible, of all conditions set forth in the Merger Agreement and in accordance with the Delaware General Corporation Law and the New Jersey Business Corporation Act, Purchaser will be merged with and into Guest Supply (the "Merger"), with Guest Supply surviving the Merger as a wholly owned subsidiary of SYSCO.

     WE ARE THE HOLDER OF RECORD (DIRECTLY OR INDIRECTLY) OF GUEST SUPPLY SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH GUEST SUPPLY SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE ENCLOSED LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER GUEST SUPPLY SHARES HELD BY US FOR YOUR ACCOUNT.

     We request instructions as to whether you wish us to tender any or all of the Guest Supply Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

     Your attention is invited to the following:

          1. The consideration per Guest Supply Share is dependent upon the average closing price of SYSCO Common Shares on The New York Stock Exchange, Inc. (the "NYSE") over the fifteen consecutive trading days ending on the trading day that is five trading days prior to the expiration date of the Offer (the "SYSCO average trading price"). If the SYSCO average trading price is (1) at least $22.00 but less than or equal to $30.00, Guest Supply stockholders shall receive for each Guest Supply share a number of SYSCO Common Shares equal to $26.00 divided by the SYSCO average trading price, (2) less than $22.00, the Guest Supply stockholders shall receive for each Guest Supply share approximately 1.1818 SYSCO Common Shares, or (3) more than $30.00, the Guest Supply stockholders shall receive for each Guest Supply share approximately 0.8667 SYSCO Common Shares. The SYSCO average trading price cannot be determined at this time. The exchange offer will be followed by a merger in which SYSCO Common Shares will be issued at the same exchange ratio as in the exchange offer.

          2. The Offer is being made for all outstanding Guest Supply Shares.

          3. The Offer and withdrawal rights will expire at 11:59 p.m., New York City time, on March 5, 2001, unless the Offer is extended.

          4. The Offer is subject to various conditions set forth in the Prospectus, which you should review in detail.

          5. The Guest Supply board of directors (1) by unanimous vote of the directors participating in the vote, determined that the Offer, the Merger and the Merger Agreement are fair to, and in the best interests of, the Guest Supply stockholders, and approved the Merger, the Offer and the Merger Agreement and (2) unanimously recommends that Guest Supply stockholders accept the Offer and tender their Guest Supply Shares pursuant thereto and approve and adopt the Merger Agreement.

          6. Stockholders who fail to complete and sign the Substitute Form W-9 may be subject to a required federal backup withholding tax of 31% of the cash payable to such stockholder or other payee for fractional shares pursuant to the Offer.

     Except as disclosed in the Prospectus, neither SYSCO nor Purchaser is aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute.

     If you wish to have us tender any or all of your Guest Supply Shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Guest Supply Shares, all such Guest Supply Shares will be tendered unless otherwise specified on the reverse side of this letter. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN SUFFICIENT TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

                        INSTRUCTIONS WITH RESPECT TO THE
                               OFFER TO EXCHANGE

                     EACH OUTSTANDING SHARE OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                               GUEST SUPPLY, INC.
                                      FOR

                             SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                               SYSCO CORPORATION

     The undersigned acknowledge(s) receipt of your letter and the enclosed preliminary Prospectus dated February 5, 2001 (the "Prospectus") and the related Letter of Transmittal in connection with the offer by Sysco Food Services of New Jersey, Inc., a Delaware corporation, to exchange shares of Sysco Corporation's common stock, par value $1.00 per share, for each outstanding share of common stock, no par value, including the associated preferred stock purchase rights (the "Guest Supply Shares"), of Guest Supply, Inc., a New Jersey corporation.

     This will instruct you to tender the number of Guest Supply Shares indicated below (or if no number is indicated below, all Guest Supply Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Account Number:
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Number of Guest Supply Shares to be Tendered:* Shares
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Dated:                , 2001
      ---------------------

Signature(s)
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Print Name(s)
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Address(es)
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Area Code and Telephone Number
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Tax Identification or Social Security Number(s)
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* Unless otherwise indicated, it will be assumed that all Guest Supply Shares held by us for your account are to be tendered.

PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT